                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
[X]  Definitive Proxy Statement                RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 14a-11(c) or Section 14a-12

                          MANHATTAN ASSOCIATES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:


Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           MANHATTAN ASSOCIATES, INC.
                      2300 Windy Ridge Parkway, Suite 700
                            Atlanta, Georgia  30339
                                 (770) 955-7070


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Manhattan Associates, Inc. (the "Company") will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339, at 9:00 a.m., Atlanta, Georgia time, on Saturday, May 15, 1999 (the "Annual Meeting"), to consider and act upon:

     1. the election of five (5) directors to the Company's Board of Directors;

     2. a proposal to increase the number of shares available for issuance under the Company's 1998 Stock Incentive Plan from 5,000,000 shares to 7,000,000 shares, an increase of 2,000,000 shares and to authorize the Company to automatically adjust the number of shares available under the 1998 Stock Incentive Plan on the first day of each fiscal year;

     3. a proposal to ratify the selection of independent public accountants for the Company's current fiscal year; and

     4. such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 31, 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.


                                    By Order of the Board of Directors,

                                    /s/ Alan J. Dabbiere

                                    Alan J. Dabbiere,
                                    Chairman of the Board of Directors, Chief
                                    Executive Officer and President

April 14, 1999
Atlanta, Georgia



                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                           MANHATTAN ASSOCIATES, INC.
                      2300 Windy Ridge Parkway, Suite 700
                             Atlanta, Georgia 30339

                             ---------------------
                                Proxy Statement
                             ---------------------

                                 May 15, 1999

                        -------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

Shareholders Meeting

     This Proxy Statement and the enclosed Proxy card ("Proxy") are furnished on behalf of the Board of Directors of Manhattan Associates, Inc., a Georgia corporation ("Manhattan" or the "Company" or "we"), for use at the Annual Meeting of Shareholders to be held on May 15, 1999 at 9:00 a.m., Atlanta, Georgia time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339. The Company intends to mail this Proxy Statement and the accompanying Proxy on or about April 20, 1999, to all shareholders entitled to vote at the Annual Meeting.

Shareholders Entitled to Vote

     Only holders of record of the Company's $.01 par value per share common stock (the "Common Stock") at the close of business on March 31, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 1999, the Company had outstanding and entitled to vote 24,013,137 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed Proxy will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the shareholder abstains on all or any matter to be acted on at the meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Counting of Votes

     The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed Proxy provides a means for a shareholder to vote upon all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed Proxy also provides a means for a shareholder to vote for all of the nominees for Director listed thereon or to withhold authority to vote for one or more of such nominees. The Company's Bylaws provide that Directors are elected by a plurality of the votes cast. Plurality means that more votes must be cast in favor of the election of a Director than those cast against election of such Director.

Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

     The accompanying Proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder's directions. The affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote on proposals two and three set forth in the accompanying Notice of Annual Meeting is required for the approval of such proposals. Approval of any other matters as may properly come before the meeting also will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote at the meeting. Abstentions with respect to proposals two and three will have the same effect as a vote against these proposals. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will not be counted with regard to such proposal, but they will have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the number of shares present or represented from which a majority is calculated.

Proxies

     When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of the approval of proposals two and three.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the amount and percent of shares of Common Stock that, as of March 31, 1999, are deemed under the rules of the Securities and Exchange Commission (the "Commission") to be "beneficially owned" by each member of the Board of Directors of the Company, by each nominee to become a member of the Board of Directors, by each Executive Officer of the Company, by all Directors and Executive Officers of the Company as a group, and by any person or "group" (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding shares of Common Stock of the Company.

                                                                              Common Stock
                                                                          Beneficially Owned(2)
                                                                       --------------------------
                                                                         Number of     Percentage
                                                                         Shares of         Of
Name of Beneficial Owner(1)                                             Common Stock     Class
---------------------------                                            --------------  ----------
Alan J. Dabbiere(3)..................................................    10,845,063      45.2%
Deepak Raghavan(4)...................................................     2,591,193      10.8%
Gregory Cronin(5)....................................................       126,667         *
Robert Bearden(6)....................................................       126,000         *
David K. Dabbiere(7).................................................       364,000       1.5%
Michael J. Casey(8)..................................................        46,668         *
Neil Thall...........................................................            --         *
Oliver M. Cooper(9)..................................................        17,500         *
Brian J. Cassidy(10).................................................        62,500         *
John J. Huntz, Jr.(10)...............................................        12,500         *
Thomas Noonan(10)....................................................        11,000         *
Ponnambalam Muthiah(11)..............................................     2,714,561      11.3%
Deepak M.J. Rao(12)..................................................     2,675,861      11.1%
All executive officers and directors as a group (10 persons) (13)....    14,185,591      58.0%

__________
 *   Less than 1% of the outstanding Common Stock.
 (1) Except as set forth herein, the street address of the named beneficial owner is c/o Manhattan Associates, Inc., 2300 Windy Ridge Parkway,
     Suite 700, Atlanta, Georgia 30339.
 (2) For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding include (i) 24,013,137 shares outstanding as of March 31, 1999 and (ii) 488,335 shares issuable by us pursuant to options held by the respective person or group which may be exercised within 60 days following March 31, 1999 ("Presently Exercisable Options"). Presently Exercisable Options are considered to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
 (3) Consists of 10,845,063 shares held by Pegasys Systems Incorporated, a corporation controlled by Mr. Dabbiere, 80% of the equity interest of which is held by a trust for the benefit of Mr. Dabbiere's siblings, certain extended relatives and any future descendants. Mr. Dabbiere disclaims beneficial ownership of the shares held by Pegasys which are allocable to the interest held by the trust.
 (4) Includes 2,485,193 shares held by a limited partnership controlled by Mr. Raghavan, the 99% limited partnership interest of which is owned by a trust for the benefit of his descendants, and 6,000 shares held by Mr. Raghavan for the benefit of his minor child. Mr. Raghavan disclaims beneficial ownership of the shares held by the limited partnership which are allocable to the interest held by the trust and the shares held for the benefit of his child.
 (5) Includes 126,667 shares issuable pursuant to Presently Exercisable Options.
 (6) Includes 125,000 shares issuable pursuant to Presently Exercisable Options.
 (7) Includes 50,000 shares held by Mr. Dabbiere for the benefit of his minor children and 160,000 shares issuable pursuant to Presently Exercisable Options.
 (8) Includes 46,668 shares issuable pursuant to Presently Exercisable Options.
 (9) Includes 17,500 shares issuable pursuant to Presently Exercisable Options.
(10) Includes 10,000 shares issuable pursuant to Presently Exercisable Options.
(11) Includes 1,897,917 shares held by a limited partnership controlled by Ponnambalam Muthiah, the 99% limited partnership interest of which is held by a trust for the benefit of his descendants, and 12,000 shares held by him for the benefit of his minor children. Ponnambalam Muthiah disclaims beneficial ownership of the shares held by the limited partnership which are allocable to the interest held by the trust and the shares held for the benefit of his children.
(12) Includes 2,369,461 shares held by a limited partnership controlled by Mr. Rao, the 99% limited partnership interest of which is held by a trust for the benefit of his descendants, and 6,400 shares held by Mr. Rao for the benefit of his minor children. Mr. Rao disclaims beneficial ownership of the shares held by the limited partnership which are allocable to the interest held by the trust and the shares held for the benefit of his children.
(13) Includes 10,845,063 shares held by a corporation controlled by Mr. Dabbiere; 2,485,193 shares held by a limited partnership controlled by Mr. Raghavan; 100,000 shares held by Mr. Raghavan and 6,000 shares held by Mr. Raghavan's child, who is a minor; 1,000 shares held by Robert Bearden; 154,000 shares held by David K. Dabbiere and 50,000 shares held by Mr. Dabbiere for the benefit of his minor children; 52,500 shares held by Brian J. Cassidy; 2,500 shares held by John J. Huntz, Jr.; 1,000 shares held by Thomas Noonan; and 488,335 shares issuable pursuant to Presently Exercisable Options.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

Introduction

     At the Annual Meeting, five directors are to be elected for the terms described below. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. The Board is currently comprised of two Class I directors (Mr. Dabbiere and Mr. Cassidy), two Class II directors (Mr. Raghavan and Mr. Cronin) and two Class III directors (Mr. Huntz and Mr. Noonan). At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the initial Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the 1999, 2000 and 2001 annual meeting of shareholders, respectively. There are no family relationships among any of the directors or director nominees of the Company.

     The Board of Directors has adopted a policy statement that provides as follows: "[i]t is the policy of Manhattan Associates, Inc., in order to ensure full representation of the Company's shareholders on the Board of Directors and to enhance the Company's access to talented managerial advisors, that no nonemployee director of the Company shall serve as a director for more than eight consecutive years and that each nonemployee director when first elected to the Board of Directors (including after a period of non-service) shall serve for only a one year term unless renominated by the Board of Directors at that time, in which case he or she shall be included in the Company's staggered board in a manner determined by the Board of Directors."

     Shares represented by executed Proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     The Board of Directors recommends a vote FOR each named nominee.

Nominees

     The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

Nominees to Serve as Class I Directors

     Alan J. Dabbiere, age 37, a founder of Manhattan, has served as Chief Executive Officer and President of Manhattan since its inception in 1990 and Chairman of the Board since February 1998. From 1986 until 1990, Mr. Dabbiere was employed by Kurt Salmon Associates, a management consulting firm specializing in consumer products manufacturing and retailing, where he specialized in consulting for the retail and consumer products manufacturing industries. At Kurt Salmon Associates, Mr. Dabbiere participated in Quick Response pilot projects focused on the value of an integrated supply chain initiative. Mr. Dabbiere serves on the American Apparel Manufacturer Association's Management Systems Committee.

     Brian J. Cassidy, age 53, has served as a Director of Manhattan since May 1998. Mr. Cassidy has served as the Vice-Chairman and Co-Founder of WebForia Inc., formerly LiveContent Inc., a developer and supplier of research tools for the Internet, since April 1996. Prior to joining LiveContent Inc., Mr. Cassidy served as Vice President of Business Development of Saros Corporation, a developer of document management software, from January 1993 to March 1996. Prior to joining Saros Corporation, Mr. Cassidy was employed by Oracle Corporation, as Joint Management Director of European Operations and a member of the Executive Management Board from 1983 to 1988 and as Worldwide Vice President of Business Development from 1988 to 1990.

Nominee to Serve as a Class II Director

     Gregory Cronin, age 51, has served as a Director of Manhattan since March 1999. Mr. Cronin serves as the Chief Executive Officer of Frontec AMT, Inc. Mr. Cronin served as Executive Vice President of Manhattan from December 1997 until March 1999. Prior to joining Manhattan, Mr. Cronin served as President and Chief Operating Officer of McHugh Software International, Inc., a competing developer of distribution center management and transportation management software, from September 1996 until November 1997, and as Senior Vice President of Sales and Marketing of McHugh Software International, Inc. from September 1992 until September 1996.


Nominees to Serve as Class III Directors

  John J. Huntz, Jr., age 48, has served as a Director of Manhattan since January 1999. Mr. Huntz serves as Managing Director of Fuqua Ventures, LLC, a private equity investment firm. Mr. Huntz served as Executive Vice President and Chief Operating Officer of Fuqua Enterprises, Inc., a company that manufactures health-care products, from August 1995 to March 1998 and as its Senior Vice President since March 1994. From June 1989 to March 1994, Mr. Huntz served as the Managing Partner of Noble Ventures International, Inc., a private international investment company. From 1984 to 1989, Mr. Huntz held the position of Director of Capital Resources for Arthur Young & Company, and from 1979 to 1984, Mr. Huntz was with Harrison Capital, Inc., a venture capital investment subsidiary of Texaco, Inc. Mr. Huntz founded and serves as President of the Atlanta Venture Forum, a risk capital network, and is a member of the National Association of Small Business Investment Companies and the Southern Regional Association of Small Business Investment Companies.

  Thomas E. Noonan, age 38, has served as a Director of Manhattan since January 1999. Mr. Noonan has served as the President and as a Director of ISS Group, Inc., a provider of network security monitoring, detection and response software, since June 1995, and as its Chief Executive Officer and Chairman of the Board of Directors since November 1996. Prior to joining ISS Group, Inc., Mr. Noonan served as Vice President, Sales and Marketing with TSI International, Inc., an electronic commerce company, from September 1994 until May 1995. From November 1989 until September 1994, Mr. Noonan held high-level sales and marketing positions at Dun & Bradstreet Software, a developer of enterprise business software.

Current Director

     The Director of the Company continuing in office as a Class II Director, elected to serve until the 2000 Annual Meeting, is as follows:

  Deepak Raghavan, age 33, a founder of Manhattan, has served as Senior Vice President of Manhattan since August 1998, as a Director since February 1998 and as Chief Technology Officer since its inception in 1990. From 1987 until 1990, Mr. Raghavan was a Senior Software Engineer for Infosys Technologies Limited, a software development company, where he specialized in the design and implementation of information systems for the apparel manufacturing industry.

Board of Directors Meetings, Committees and Compensation

     During 1998, the Board of Directors held three meetings. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served.

     Messrs. Dabbiere and Raghavan served as members of the Executive Committee in 1998. The Executive Committee is empowered to exercise all authority of the Board of Directors, except as limited by the Georgia Business Corporation Code ("GBCC"). Under the GBCC, an Executive Committee may not, among other things, approve or propose to shareholders actions required to be approved by shareholders, fill vacancies on the Board of Directors or any of its committees, amend or repeal the bylaws, or approve a plan of merger not requiring shareholder approval. Messrs. Cassidy and Charles W. McCall served as members of the Compensation Committee in 1998. Beginning in 1999, the Compensation Committee consists of Messrs. Cassidy, Huntz and Noonan. The Compensation Committee is responsible for reviewing and recommending salaries, bonuses and other compensation for our officers. The Compensation Committee is also responsible for administering Manhattan's stock option plans and for establishing the terms and conditions of all stock options granted under these plans. Messrs. Cassidy and McCall served as members of the Audit Committee in 1998. Beginning in 1999, the Audit Committee consists of Messrs. Huntz and Noonan. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring our financial policies and internal control procedures, and reviewing and monitoring the provisions of non-audit services by our auditors.

     Non-employee members of the Board of Directors received $1,000 for each board meeting attended in 1998 and $500 for each committee meeting held independently of a board meeting. The Company may also grant stock options to the non-employee members of the Board of Directors. In 1998, the Company granted stock options to purchase 10,000 shares of common stock to each non-employee director.

Executive Compensation

     Summary Compensation Table.    The following table sets forth, for the year
ended December 31, 1998, the total compensation paid to or accrued by our Chief Executive Officer and the five other executive officers with the next highest total annual salary and bonus that exceeded $100,000 (collectively, the "Named Executive Officers").


                                                                                               Long Term
                                                             Annual Compensation              Compensation
                                                   ----------------------------------------  --------------
                                                                                               Number of
                                                                                 Other         Securities        All
                                                                                Annual         Underlying       Other
Name and Principal Position                  Year   Salary       Bonus      Compensation(1)     Options      Compensation
-------------------------------------------  ----  ---------  ------------  ---------------  --------------  ------------
Alan J. Dabbiere...........................  1998   $150,000        --                --               --            --
 Chairman of the Board, Chief                1997    250,000  $406,170(2)             --               --            --
 Executive Officer and President

Gregory Cronin (3).........................  1998    203,941   100,000(4)        $70,634(5)            --            --
 Executive Vice President                    1997     17,692   100,000(6)             --          350,000            --

David K. Dabbiere(7).......................  1998    104,340   150,000(8)         50,280(5)       160,000       $17,000(9)
 Senior Vice President, Chief                1997         --        --                --               --            --
 Legal Officer and Secretary

Michael J. Casey...........................  1998    121,939    25,000(11)            --           45,000            --
 Senior Vice President, Chief                1997     16,154    20,000(6)             --          100,000            --
 Financial Officer and Treasurer

Neil Thall.................................  1998    184,633    40,000(4)             --               --            --
 Senior Vice President--Supply               1997         --        --                --          150,000            --
 Chain Strategy

Oliver M. Cooper(10).......................  1998    148,981    56,250(11)            --               --        29,167(12)
 Chief Operating Officer                     1997     69,327    70,000(6)             --          200,000            --

__________
 (1) In accordance with the rules of the Securities and Exchange Commission, other compensation received in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
 (2) Represents bonuses and sales commissions awarded and paid in 1997 based upon 1997 performance.
 (3) Mr. Cronin resigned as Executive Vice President in March 1999.
 (4) Represents bonuses accrued in 1998 based upon 1998 performance.
 (5) Represents payments of relocation expenses.
 (6) Represents a bonus paid to Messrs. Cronin, Casey and Cooper in December 1997, November 1997 and August 1997, respectively, upon joining Manhattan.
 (7) Mr. David Dabbiere joined Manhattan in March 1998.
 (8) Represents a bonus paid to Mr. Dabbiere in April 1998 upon joining Manhattan and a bonus accrued in 1998 based upon 1998 performance.
 (9) Represents payments for consulting services made prior to Mr. David Dabbiere's joining Manhattan in March 1998.
(10) Mr. Cooper resigned as Chief Operating Officer in November 1998.
(11) Represents a bonus awarded and paid in 1998 based upon 1998 performance.
(12) Represents payments pursuant to Mr. Cooper's severance agreement. For more information, see "Certain Transactions--Related Party Transactions."

Option Grants in Last Fiscal Year

     The following table sets forth all individual grants of stock options during the year ended December 31, 1998, to each of the Named Executive
Officers:

                                                         Individual Grants
                                       -----------------------------------------------------
                                         Number of     Percent of                               Potential Realizable
                                        Securities    Total Options                               Value at Assumed
                                        Underlying     Granted to    Exercise or                Annual Rates of Stock
                                          Options     Employees in   Base Price   Expiration     Price Appreciation
                Name                      Granted      Fiscal Year    Per Share      Date        for Option Term(1)
-------------------------------------  -------------  -------------  -----------  -----------  -----------------------
                                                                                                   5%          10%
                                                                                               ----------   ----------
Alan J. Dabbiere.....................          --           --              --           --            --           --
Gregory Cronin(2)....................          --           --              --           --            --           --
David K. Dabbiere....................     160,000          4.3%        $ 10.00      2/29/08    $1,006,231   $2,549,988
Michael J. Casey.....................      45,000          1.2%         13.875      8/25/08       392,666      995,093
Neil Thall...........................          --           --              --           --            --           --
Oliver M. Cooper(3)..................          --           --              --           --            --           --

__________
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of our common stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of our common stock to date.
(2) Mr. Cronin resigned as Executive Vice President in March 1999.
(3) Mr. Cooper resigned as Chief Operating Officer in November 1998.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

     The following table summarizes the number of shares and value realized by each of the Named Executive Officers upon the exercise of options and the value of the outstanding options held by the Named Executive Officers at December 31, 1998:

                                                                          Number of                      Value of
                                                                    Securities Underlying               Unexercised
                                                                     Unexercised Options            In-the-Money Options
                                      Shares                          at Fiscal Year-End            at Fiscal Year-End(2)
                                     Acquired        Value       -----------------------------  -----------------------------
               Name                 on Exercise   Realized(1)     Exercisable    Unexercisable   Exercisable    Unexercisable
----------------------------------  -----------  --------------  --------------  -------------  --------------  -------------
Alan J. Dabbiere..................         --              --             --             --               --              --
Gregory Cronin(3).................         --              --        116,667        233,333       $2,770,841      $5,541,659
David K. Dabbiere.................         --              --        160,000             --        2,760,000              --
Michael J. Casey..................         --              --         46,668         98,332        1,155,033       1,921,842
Neil Thall........................     80,000      $1,180,000             --         70,000               --       1,610,000
Oliver M. Cooper(4)...............     82,500       1,713,335         17,500             --          433,125              --

__________
(1) Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value on the date of exercise of the options and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the common stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of our common stock at the time of such sale.
(2) Based on the fair market value of our common stock as of December 31, 1998 of $27.25 per share as reported on the Nasdaq National Market, less the exercise price payable upon exercise of such options.
(3) Mr. Cronin resigned as Executive Vice President in March 1999.
(4) Mr. Cooper resigned as Chief Operating Officer in November 1998.

Employment Agreements

     Mr. Casey entered into an employment agreement with Manhattan effective as of November 10, 1997. Pursuant to this agreement, Mr. Casey is entitled to receive an annual base salary of $120,000 and is entitled to a performance-related bonus of up to $25,000 per year. In addition, Mr. Casey received a signing bonus of $20,000 and an option to purchase 100,000 shares of our common stock, of which 20,000 shares vested over the first six months of the option term beginning on November 10, 1997, 26,668 shares vested on November 10, 1998, 26,666 shares vest on November 10, 1999, and 26,666 shares vest on November 10, 2000. All of the shares granted pursuant to this option will become immediately exercisable upon a sale of Manhattan. Under the terms of the agreement, Mr. Casey has agreed to assign to Manhattan all patents, copyrights and other intellectual property developed by him during the course of his employment. In addition, Mr. Casey has agreed not to solicit our customers for a period of one year following the termination of his employment. In connection with any termination of Mr. Casey's employment, other than a termination based on gross negligence or willful misconduct, Mr. Casey will be entitled to receive a severance payment within 30 days of termination equal to fifty percent of his base salary.

     Mr. Cronin entered into an employment agreement with Manhattan effective as of November 15, 1997. Pursuant to this agreement, Mr. Cronin is entitled to receive an annual base salary of $200,000 and is entitled to a performance-related bonus of up to $100,000 per year. In addition, Mr. Cronin received a signing bonus of $100,000 and an option to purchase 350,000 shares of our common stock, which began to vest in three equal annual installments beginning November 14, 1998. Under the terms of the agreement, Mr. Cronin has agreed to assign to Manhattan all patents, copyrights and other intellectual property developed by him during the course of his employment. In addition, Mr. Cronin has agreed not to solicit any of our customers for a period of one year following the termination of his employment.

     Mr. Thall entered into an employment agreement with Manhattan effective as of November 25, 1997. Pursuant to this agreement, Mr. Thall is entitled to receive an annual base salary of $200,000 and is entitled to a performance-related bonus of up to $40,000 per year. In addition, Mr. Thall received an option to purchase 150,000 shares of our common stock, of which 40,000 shares vested on each of November 25, 1997 and November 25, 1998, 40,000 shares vest on November 25, 1999 and 30,000 shares vest on November 25, 2000. Under the terms of the agreement, Mr. Thall has agreed to assign to us all patents, copyrights and other intellectual property developed by him during the course of his employment. In addition, Mr. Thall has agreed not to solicit our customers for a period of one year following his voluntary termination or termination without cause.

     Mr. Bearden entered into an employment agreement with Manhattan effective as of August 12, 1998. Pursuant to this agreement, Mr. Bearden is entitled to receive an annual base salary of $180,000 and is entitled to a performance-related bonus of up to $175,000 per year. In addition, Mr. Bearden received a signing bonus of $75,000 and an option to purchase 600,000 shares of our common stock, of which 125,000 shares vested on August 25, 1998, 50,000 shares vest on December 31, 2000, 75,000 shares vest on December 31, 2001, 100,000 shares vest on December 31, 2002, and 125,000 shares vest on each of December 31, 2003 and December 31, 2004. The agreement provides for the accelerated vesting of certain of these shares if Manhattan achieves certain sales and revenue goals. In addition, all of the shares granted pursuant to this option will become immediately exercisable upon a sale of Manhattan. Under the terms of the agreement, Mr. Bearden has agreed to assign to us all patents, copyrights and other intellectual property developed by him during the course of his employment. In addition, Mr. Bearden has agreed not to solicit our customers or to compete with Manhattan for a period of two years following the termination of his employment. In connection with any termination of Mr. Bearden's employment occurring prior to August 12, 2000, other than a termination based on gross negligence or willful misconduct, Mr. Bearden will be entitled to receive a severance payment within 30 days of termination, equal to fifty percent of his base salary.

Stock Option Plans

     Manhattan Associates, LLC Option Plan. The Manhattan Associates, LLC Option Plan (the "LLC Option Plan") became effective on January 1, 1997. The aggregate number of shares reserved for issuance under the LLC Option Plan was 5,000,000 shares. The purpose of the LLC Option Plan was to provide incentives for key employees, officers, consultants and directors to promote the success of Manhattan and to enhance our ability to attract and retain the services of such persons. Options granted under the LLC Option Plan were not options intended to qualify as "incentive stock options" under Section 422 of the Code. Since February 28, 1998, no additional options could be granted pursuant to the LLC Option Plan.

     As of December 31, 1998, we had outstanding options to purchase 2,863,916 shares of common stock under the LLC Option Plan at a weighted average exercise price of $4.55 per share.

     Stock Incentive Plan. Manhattan's 1998 Stock Incentive Plan (the "Stock Incentive Plan") was adopted by the Board of Directors and approved by our shareholders in February 1998. As adopted, up to 5,000,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events), less the number of shares issued under the LLC Option Plan, could be issued pursuant to stock options and other stock incentives granted under the Stock Incentive Plan. In August 1998, the Board of Directors amended the Stock Incentive Plan, subject to approval by our shareholders, to increase by 1,000,0000 the number of shares which can be issued pursuant to stock options and other stock incentives granted under the Stock Incentive Plan. As of December 31, 1998, we had outstanding options or other stock incentives to acquire 2,385,270 shares of common stock under the Stock Incentive Plan at a weighted average exercise price of $13.46 per share.

     The Stock Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, restricted stock awards and stock appreciation rights ("SARs", and, together with the other options and incentives, "Awards"). Officers, employees, directors, advisors and consultants of Manhattan and any of its subsidiaries are eligible to be granted Awards under the Stock Incentive Plan. Under present law, however, incentive stock options may be granted only to employees. The granting of Awards under the Stock Incentive Plan is discretionary. We will be required to recognize compensation expense over the vesting period of any SARs granted.

     Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price that may be less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Manhattan). The Stock Incentive Plan permits the payment of the exercise price of options to be in the form of cash, or if the individual option agreement so provides, by surrender to us of shares of common stock or by a cashless exercise through a brokerage transaction.

     The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors. The committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Stock Incentive Plan generally and to interpret the provisions thereof. The committee may amend, modify or terminate any outstanding Award and with respect to new Awards will determine:

     . the number of shares of common stock covered by options, restricted stock awards or SARs, the dates upon which such options or SARs become exercisable and the restrictions on restricted stock lapse;

     . the exercise price of options and SARs and the purchase price, if any, of restricted stock;

     .  the duration of options and SARs; and

     .  the conditions and duration of restrictions on restricted stock.

     No Award may be made under the Stock Incentive Plan after February 2008, but Awards previously granted may extend beyond that time. The Board of Directors may at any time terminate the Stock Incentive Plan. Any such termination will not affect outstanding options, restricted stock or SARs.

     Other Options. In addition to options issued under the LLC Option Plan and the Stock Incentive Plan, as of December 31, 1998, we have outstanding options to purchase an aggregate of 719,784 shares of common stock to employees outside of the LLC Option Plan and the Stock Incentive Plan at weighted average exercise price of $1.21 per share.

Deferred Compensation Plans

     401(k) Profit Sharing Plan. We maintain a 401(k) Profit Sharing Plan (the "401(k) Plan") that is intended to be a tax-qualified contribution plan under
Section 401(k) of the Code. Pursuant to the 401(k) Plan, participants may contribute, subject to certain Code limitations, up to 10% of eligible compensation, as defined, to the 401(k) Plan. Employees are eligible for this arrangement upon completion of their first calendar month of employment. We will match contributions made by employees pursuant to the 401(k) Plan at a rate of 50% of the participant's contributions, up to 6% of the eligible compensation being contributed after the participant's first year of employment, subject to certain Code limitations. All of our employees who have completed one year of service consisting of at least 1,000 hours of employment are eligible for the matching contribution. We may make an additional contribution to participants' 401(k) accounts each year at the discretion of the Board of Directors. The portion of a participant's account attributable to his or her own contributions is 100% vested. The portion of the account attributable to our contributions (including matching contributions) vests over 5 to 7 years of service with Manhattan. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

     Defined Contribution Plan. We sponsored a defined contribution pension plan (the "Pension Plan") covering substantially all of our employees. Under the Pension Plan, we contributed up to 8% of a participant's eligible compensation, as defined, to the Pension Plan after the participant's first year of employment. There was no contribution to the Plan during 1998 as the Plan was terminated.

     PAC 401(k) Profit Sharing Plan. Performance Analysis Corporation, a wholly-owned subsidiary of Manhattan, sponsors a 401(k) Profit Sharing Plan (the "PAC 401(k) Plan"), covering substantially all employees of PAC. Under the PAC 401(k) Plan's deferred compensation arrangement, eligible employees who elect to participate in the PAC 401(k) Plan may contribute up to 15% of eligible compensation, as defined, to the PAC 401(k) Plan. The PAC 401(k) Plan may allow for a matching contribution that is determined by the Board of Directors of PAC each plan year.

Limitation of Liability and Indemnification of Officers and Directors

     Our Articles of Incorporation provide that the liability of the directors to the shareholders for monetary damages shall be limited to the fullest extent permissible under Georgia law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

     Our Bylaws provide that we will indemnify each of our officers, directors, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of Manhattan, against reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding; provided, however, that no indemnification shall be made for:


     . any appropriation, in violation of his or her duties, of any business opportunity of Manhattan;

     . acts or omissions that involve intentional misconduct or a knowing violation of law;

     . any liability under Section 14-2-832 of the GBCC, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or

     . any transaction from which he or she derived an improper personal benefit.

We have entered into indemnification agreements with certain officers and directors providing indemnification similar to that provided in the Bylaws.

Compensation Committee Interlocks and Insider Participation

     The following non-employee directors were the members of the Compensation Committee of the Board of Directors during 1998: Brian J. Cassidy and Charles
W. McCall. Neither of the members of the Compensation Committee has any direct or indirect material interest in the Company outside of his position as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. To the Company's knowledge, its directors, executive officers and 10% shareholders complied during 1998 with all applicable Section 16(a) filing requirements.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

     The Compensation Committee of the Company's Board of Directors has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company's compensation program for executive officers and other key employees, and the basis on which the 1998 compensation was determined for the executive officers of the Company, with particular detail given to the 1998 compensation for the Company's Chief Executive Officer.

Compensation of Executive Officers Generally

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers and for administering the Company's Stock Option Plan. The Committee is comprised of three non-employee directors: Messrs. Cassidy (Chair), Huntz and Noonan. The Committee's overall objective is to establish a compensation policy that will
(i) attract, retain and reward executives who contribute to achieving the Company's business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of the Company's long-term investors. The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company's compensation program rewards individual performance that furthers Company goals. The executive compensation program includes the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards in the form of stock option grants; and (iv) other benefits. Each executive officer's compensation package is designed to provide an appropriately weighted mix of these elements, which cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity.

     Base Salary. Base Salary levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment and competitive employment market to the Company. In addition, the Committee generally takes into account the Company's past financial performance and future expectations, as well as the performance of the executives and changes in the executives' responsibilities.

     Incentive Bonuses. The Committee recommends the payment of bonuses to provide an incentive to executive officers to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives. The incentive bonus to each executive officer is based on the individual executive's performance as it relates to the Company's performance.

     Equity Incentives. Stock options are used by the Company for payment of long-term compensation to provide a stock-based incentive to improve the Company's financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Generally, stock options are granted to executive officers from time to time based primarily upon the individual's actual and/or potential contributions to the Company and the Company's financial performance. Stock options are designed to align the interests of the Company's executive officers with those of its shareholders by encouraging executive officers to enhance the value of the Company, the price of the common stock, and hence, the shareholder's return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Company. The Company has granted options to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with the Company. During the fiscal year ended December 1998, options to purchase an aggregate of 805,000 shares of common stock were granted to the Company's executive officers.

     Other Benefits. Benefits offered to the Company's executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. Benefits offered to the Company's executive officers are substantially the same as those offered to all of the Company's regular employees. In 1995, the Company established a tax-qualified deferred compensation 401(k) Savings Plan (the "Plan") covering all of the Company's eligible full-time employees. Under the Plan, participants may elect to contribute, through salary reductions, up to 18% of their annual compensation subject to a statutory maximum. The Company provides additional matching contributions in the amount of 50% up to the first 6% contributed under the Plan. The Plan is designed to qualify under Section 401 of the Internal Revenue Code so that the contributions by employees or by the Company to the Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the Plan, and so that contributions by the Company will be deductible by the Company when made.

Compensation of the Chief Executive Officer

     The Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the Company's performance. Alan J. Dabbiere has served as the Company's Chief Executive Officer since 1990. In 1998, Mr. Dabbiere's base salary was set at $150,000, which the Committee believes to be a reasonable salary.

Policy with Respect to Qualifying Compensation for Deductibility

     Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers of a corporation. The Company has not established a policy with regard to Section 162(m) of the Code, since the Company has not and does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. None of the compensation paid by the Company in 1998 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.


                                    Compensation Committee

                                    Brian J. Cassidy, Chairman
                                    John J. Huntz, Jr.
                                    Thomas E. Noonan

                            STOCK PERFORMANCE GRAPH

     The following line-graph provides a comparison of the cumulative total shareholder return on the Company's Common Stock for the period from the date of the Company's initial public offering on April 23, 1998 through December 31, 1998, against the cumulative shareholder return during such period achieved by The Nasdaq Stock Market (U.S. Companies) ("Nasdaq US") and the Index for Nasdaq Computer and Data Processing Stocks (the "Nasdaq Computer Index"). The graph assumes that $100 was invested on April 23, 1998 in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.

                    Comparison of Cumulative Total Returns

                                                                                       Index for
                                                               Nasdaq Stock         Nasdaq Computer
               Measurement Period            Manhattan          Market (US             and Data
             (Fisical Year Covered)         Associates          Companies)         Processing Stocks
             ----------------------         ----------         ------------        -----------------
                   4/23/98                   $100.00             $100.00                $100.00
                  12/31/98                    181.67              120.14                  51.41


     The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.



                              CERTAIN TRANSACTIONS

LLC Distribution and Restructuring

     In April 1998, Manhattan Associates LLC ("Manhattan LLC") contributed all of its assets and liabilities, including the stock of Performance Analysis Corporation, to Manhattan in exchange for common stock of Manhattan (the "Restructuring"). Immediately prior to the Restructuring, Manhattan LLC distributed all undistributed earnings, calculated on a tax basis, at December 31, 1997, or approximately $9.2 million, and all undistributed earnings from December 31, 1997 through the date of the Restructuring, or approximately $2.5 million, to Manhattan LLC's shareholders.

Tax Indemnification Agreements

     We have entered into tax indemnification agreements (the "Tax Indemnification Agreements") with Pegasys Systems Incorporated ("Pegasys"), a corporation controlled by Alan J. Dabbiere; Alan J. Dabbiere; Deepak Raghavan, our Chief Technology Officer; two other founders of the Company, Deepak M.J. Rao and Ponnambalam Muthiah; and certain entities affiliated with such individuals. Each of the Tax Indemnification Agreements provide for, among other things, the indemnification of Manhattan by these persons for any federal and state income taxes (including interest and penalties) incurred by us if for any reason Manhattan LLC were to be taxable as a "C" corporation during the period prior to the Restructuring and for any tax liabilities incurred by us by reason of the Restructuring. The liability of each of such persons to us may not exceed the amount of any distributions received (directly or indirectly) by such persons from Manhattan LLC, net of any taxes attributable to his distributed share of Manhattan LLC's income. The Tax Indemnification Agreements also provide for the indemnification by us of each party for certain additional taxes, interest and penalties resulting from Manhattan LLC being taxed as a partnership.

Related Party Transactions

     On December 31, 1995, we entered into a Grid Promissory Note (the "1995 Note") with Alan J. Dabbiere. Pursuant to the 1995 Note, Mr. Dabbiere loaned us $1,000,000 on December 31, 1995 at an interest rate of 5% per year, payable on demand. The balance of the 1995 Note, including accrued interest, was $1,019,000 as of December 31, 1997. On February 6, 1998, we borrowed an additional $900,000 under the 1995 Note. The proceeds of the 1995 Note were used for working capital. We repaid the 1995 Note with a portion of the proceeds of our initial public offering in April 1998.

     On February 16, 1998, Deepak Raghavan, our Chief Technology Officer, invested $1,000,000 in us to purchase 100,000 shares of common stock. The proceeds of Mr. Raghavan's investment were used for working capital.

     During 1998, Peter V. Dabbiere, a brother of Alan J. Dabbiere, was employed by us as director of hardware sales and received an aggregate payment of $111,460.

     During 1998, Joel D. Dabbiere, a brother of Alan J. Dabbiere, was employed by us as a senior account executive and received an aggregate payment of $391,875.

     During 1998, David K. Dabbiere, a brother of Alan J. Dabbiere, provided legal and management consulting services to us and received an aggregate payment for consulting services of $17,000. David Dabbiere was employed by us as Vice President, General Counsel and Secretary beginning in March 1998. David Dabbiere was granted an option on February 28, 1998, pursuant to the LLC Option Plan, to purchase 160,000 shares of our common stock at $10.00 per share. David Dabbiere was also granted options by Pegasys on February 28, 1998 to purchase 130,000 shares of our common stock at $9.50 per share. These options were exercised on February 28, 1998.

     All cash compensation paid to Alan Dabbiere's brothers was comparable to compensation that would have been paid to unaffiliated persons. All options were granted with an exercise price equal to fair market value at the time of grant as determined by our Board of Directors.

     On November 2, 1998, we entered into a Settlement Agreement and Release with Oliver M. Cooper, our former Chief Operating Officer. Pursuant to this agreement, in which Mr. Cooper terminated his employment with us, we must pay Mr. Cooper his monthly salary of $14,583.33 for up to six months after the date of this agreement unless he becomes otherwise employed in this six month period. In addition, we paid Mr. Cooper a bonus of $56,250 for 1998. In return, Mr. Cooper agreed to release us from any claims related to his employment, not to share or use any of our trade secrets, not to disclose any of our confidential information for a period of five years, and not to work for certain of our competitors or to solicit our customers for a period of two years.

     Our Board of Directors has adopted a resolution whereby all future transactions, including any loans from us to our officers, directors, principal shareholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors, if required by law, or a majority of the disinterested shareholders, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                                   PROPOSAL 2

                     AMENDMENTS TO THE STOCK INCENTIVE PLAN

     The Board has approved and recommends to the shareholders that they approve proposals to amend the Company's 1998 Stock Incentive Plan (the "Plan") to increase the number of shares of Common Stock available for grant under such plan from 5,000,000 to 7,000,000, an increase of 2,000,000 shares of Common Stock. As of March 31, 1999, there were approximately 5,870,449 outstanding options to purchase shares of Common Stock under the Plan. Therefore, in the event that the proposed amendments are approved, approximately 833,088 options would be available for grant under the Plan. Amendment No. 1 to the Plan, which was approved by the Board of Directors in August 1998, increases the number of shares that may be granted under the Plan from 5,000,000 to 6,000,000.
Amendment No. 3 to the Plan, which was approved by the Board of Directors in March 1999, increases the number of shares that may be granted under the Plan from 6,000,000 to 7,000,000. In addition, Amendment No. 3 to the Plan authorizes the Company to automatically adjust the number of shares of Common Stock available for issuance under the Plan on the first day of each fiscal year, beginning with the 1999 fiscal year, by a number of shares such that the total number of shares reserved for issuance under the Plan equals the sum of
(i) the aggregate number of shares previously issued under the Plan and the LLC Option Plan; (ii) the aggregate number of shares subject to outstanding options granted under the Plan and the LLC Option Plan; and (iii) 5% of the number of shares outstanding on the last day of the preceding fiscal year.
Notwithstanding the foregoing, the proposed amendment provides that not more than 1,000,000 of the shares available for grant each year shall be available for "incentive stock options" under Section 422 of the Code.

     The text of the proposed amendments to the Plan is set forth in "Annex A" to this Proxy Statement. The Plan is described above under "Proposal 1-Election of Directors-Stock Option Plans" and is qualified in its entirety by reference to the text of the Plan.

     The proposed amendments to the Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy at the Annual Meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specifications is made, will be voted "FOR" adoption of the proposed amendments to the Plan. The Board has determined that the amendments to the Plan are in the best interest of the Company and its shareholders. The proposed amendments would provide a stable pool of additional shares for grant to officers, directors, consultants and key employees of the Company. The Board believes that grants of stock options are an effective method to attract and retain officers, directors, consultants and key employees and that the availability of shares for future grants under the plan is important to the Company's business prospects and operations.

     The Board of Directors recommends a vote FOR the approval of the Amendments to the Plan.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     In January 1999, the Board of Directors appointed the accounting firm of Arthur Andersen LLP to serve as its independent auditor for the fiscal year ending December 31, 1999. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Arthur Andersen LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR ratification of selection of independent auditors.

                             SHAREHOLDER PROPOSALS

     Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 2000 Annual Meeting of Shareholders must be received by the Company no later than December 3, 1999 if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 2000 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

     In order for a shareholder to bring any business or nominations before the 1999 Annual Meeting of Shareholders, certain conditions set forth in Sections 16 and 17 of the Company's Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 30 days prior to the meeting as originally scheduled.

                                 OTHER MATTERS

     Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement.
However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of the Company and shareholders.

                              BY ORDER OF THE BOARD OF DIRECTORS,

                              /s/ Alan J. Dabbiere

                              Alan J. Dabbiere,
                              Chairman of the Board, Chief Executive Officer and President

                                                                         ANNEX A

                      TEXT OF PROPOSED AMENDMENT NO. 1 TO

                MANHATTAN ASSOCIATES, INC. STOCK INCENTIVE PLAN

     The Manhattan Associates, Inc. Stock Incentive Plan (the "Plan") is hereby amended as follows:

     1.  Amendment Regarding Option Replenishment.  Section 3 of the Plan is
         ----------------------------------------
hereby amended by deleting the first sentence of Section 3 of the Plan in its entirety and substituting in lieu thereof the following:


                                   Section 3.
                       Shares Subject to Stock Incentives

     "The total number of Shares that may be issued pursuant to Stock Incentives under this Plan shall not exceed six million (6,000,000), as adjusted pursuant to Section 11, less the number of Shares subject to options issued under the Manhattan Associates, LLC Option Plan."

                      TEXT OF PROPOSED AMENDMENT NO. 3 TO

                MANHATTAN ASSOCIATES, INC. STOCK INCENTIVE PLAN

     The Manhattan Associates, Inc. Stock Incentive Plan (the "Plan") is hereby amended as follows:

     1.  Amendment Regarding Option Replenishment. Section 3 of the Plan is
         ----------------------------------------
hereby amended by deleting Section 3 in its entirety and substituting the following new Section 3:


                                   Section 3.
                       Shares Subject to Stock Incentives

     "The initial number of Shares reserved for issuance under this Plan shall be 7,000,000, as adjusted pursuant to Section 11, less the number of Shares subject to options issued under the Manhattan Associates, LLC Option Plan (the "LLC Plan"). The number of Shares of available for issuance under the Plan shall be automatically adjusted on the first day of each fiscal year, beginning with the 2000 fiscal year, by a number of Shares such that the total number of Shares reserved for issuance under this Plan equals the sum of (i) the aggregate number of Shares previously issued under this Plan and the LLC Plan; (ii) the aggregate number of Shares subject to then outstanding Stock Incentives granted under this Plan and the LLC Plan; and (iii) 5% of the number of Shares of Common Stock outstanding on the last day of the preceding fiscal year. Notwithstanding the foregoing, not more than 1,000,000 of the Shares available for grant each year shall be available for issuance pursuant to ISOs, such that not more than 10,000,000 Shares resulting from such automatic adjustments may ever be issued pursuant to ISOs during the term of the Plan.

     Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company. Furthermore, any Shares subject to a Stock Incentive which remain after the cancellation, expiration or exchange of such Stock Incentive thereafter shall again become available for use under this Plan, but any Surrendered Shares which remain after the surrender of an ISO or a Non-ISO under Section 8 shall not again become available for use under this Plan."

                           Manhattan Associates, Inc.
                            2300 Windy Ridge Parkway
                                   Suite 700
                             Atlanta, Georgia 30339

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Alan J. Dabbiere and David K. Dabbiere, Esq., and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on March 31, 1999, at the annual meeting of Shareholders to be held on May 15, 1999 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters.

   Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                               (Please date and sign on reverse)
                                                     (Continued on reverse side)

     The shares represented by this proxy will be voted as directed by the Shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3.

                                                   I PLAN TO ATTEND
                                                        MEETING
                                                          [ ]


The Board of Directors Recommends a vote "FOR all nominees" in Proposal 1 and "FOR" Proposals 2 and 3.

Proposal 1 - Election of the following Nominees as Directors:
Nominees:  Alan J. Dabbiere    Brian J. Cassidy
            Gregory Cronin    John J. Huntz, Jr.
                    Thomas E. Noonan

    FOR all Nominees              WITHHELD
 listed at right (except       for all Nominees
as marked to the contrary)     listed at right
        [ ]                          [ ]
(Instruction: To withhold authority to vote for any
   individual nominee, strike a line through the nominee's name as listed above.)

_______________________________________________________________________________
Proposal 2 - Approval of amendments to the Company's Stock Incentive Plan:
                  For          Against           Abstain
                  [ ]            [ ]               [ ]

_______________________________________________________________________________
Proposal 3 - Approval of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999:
                  For          Against           Abstain
                  [ ]            [ ]               [ ]

_______________________________________________________________________________

                                 PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

                                 Date

                                 ______________________________________________

                                 Signature

                                 ______________________________________________

                                 Signature if held jointly

                                 ________________________________________
                                 Please mark, date and sign as your name appears above and return in the enclosed envelope.
_______________________________________________________________________________